Exhibit 7

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
04/01/10	228,056	$12.0950	$2,758,337

*	Excludes Brokerage Commissions